Exhibit 3.3

Business Number E13806962021 - 2 Filed in the Office of Filing Number 20265431443 Secretary of State State Of Nevada Filed On 1/7/2026 2:20:00 PM Number of Pages 2

1 8886 11 8813 To: NV D i vision SOS Page : 4 of 4 2 026 - 01 - 07 22 : 21 : 29 GMT From : Vcorp Services , LL< FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment ( PuRsuAN T TO N Rs 78 . 380 & 78 . 3 85 / 78 . 3 9 0) Certificate to Accompany Restated Articles or Amended and Restated Articles ( PuRsuANT rn NRs 78 .4 03 ) Officer's Statement ( PURSUANT To NRs so . o 3 o ) 4. Effective Date and Time: (Optiona l) Date : 01/12/2026 Ti m e : 12:01 AM EST ( must no t be l at e r than 90 days after the certificate is filed) 18886118813 5. Information Being Changed: ( Domes ti c c orpora ti ons onl y) 6. Signature: ( Requ i red) Changes to takes the follow i ng effec t: · - The entity name has been amended . The registered agent has been changed . (attach Certificate of Acceptance from new registered agen t ) · - The purpose of the entity has been amended . � - IRS tax l ang u ag e ha s been added. - x The authorized shares have been amended . The d i recto r s , managers or genera l partners have been amended . = Artic l es have been added . i _: Articles have been de l eted . Other. The art i cles have been ame n ded as f ollows : (prov i de article numbers , if ava i lable) See below. ( attach add iti onal page(s) i f necessary ) I Ch i e f Executive Officer Title x Signatu r e of Officer o r Au t hor i zed S i gner Title * I f any proposed a m endment would al t er o r c h ange any preference or any r ela t ive or othe r ri ght g i ve n to any class or ser i es of o u tstanding shares , then the amendment must be approved by t h e vote , i n add i tion to t he affir m ative vote otherwise requ i red , of the holders of shares representin g a ma j or i ty of t he vo ti ng power o f eac h class or se r ie s aff ec ted by t h e am e ndm e nt re gardl e ss to limi tati ons o r res tr icti on s o n t h e vot i ng power the r eof . Please include any required or optional information in space below: ( a tta c h add it iona l page( s) i f n ecessar y ) A r tic l e Ill of the Amended and Restated Articles of Incorporation is hereby amended by adding the following at the end of such Article Ill : " Effective as of 12:01 a.m . EST on January 12, 2026 , each 3 shares of the issued and outstand i ng Common Stock shall be reelassified and combined into 1 share of Common Stock (the " Reverse Split " ) . No fractiona l shares shall be issued in connection w i th the Reverse Split. Any fractional share that would otherwise be issued shall be rounded up to the next whole share ." Th i s form m u st be accompanied by app r opriate fees. Page 2 of 2 Rev i sed : 9 / 1 / 2023